EXHIBIT 99.2

Rimage Corporation

1st Quarter FY 2012 Conference Call

April 26, 2012

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Rimage Corporation 1Q 2012 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, April 26, 2012.

I would now like to turn the conference over to Jenifer Kirtland of the EVC Group. Please go ahead, Ms. Kirtland.

Jenifer Kirtland

Thank you, Operator, and good morning everyone. This morning before the market open, Rimage issued a press release announcing its first quarter 2012 financial results. The release is available on the Company’s corporate website at rimagecorp.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Rimage’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this morning. Copies of these documents are available online from the SEC or on the Rimage website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes the amortization of intangibles associated with the Qumu acquisition. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And with that, I’d like to turn the call over to Sherman Black, President and CEO of Rimage.

Sherman L. Black

•	Good morning, everyone. Thank you for joining us on our first quarter 2012 conference call.
•	With me today is Jim Stewart, our Chief Financial Officer.
•	Today I’ll begin by touching on first quarter revenue and the contributions from disc publishing and Qumu. Then I’d like to focus on our recently announced Signal online publishing product, our strategy, and the outlook for our business.
•	Jim will provide a detailed look at our first quarter financial results and our thoughts on financial guidance for the second quarter.
•	Following our formal remarks, we will be happy to take your questions.

First Quarter Overview

•	Revenues in the first quarter were $19.5 million, in line with our guidance.
•	A 16% decline in disc publishing revenues was partially offset by $1.4 million in revenues from Qumu, which we acquired in the fourth quarter of 2011.

Disc Publishing Results and Outlook

•	The decrease in disc publishing revenues reflected lower sales of consumables to the retail sector and continued weakness in Europe.
•	Consumables sales were affected by the comparison against a particularly strong quarter last year which reflected stocking by customers concerned with supply disruptions caused by the Japan tsunami and the carry over impact from a very large retail hardware order in 2010 that significantly expanded our presence in the market. In addition, retailers have reduced their consumables inventory in 2012 in response to lower consumer demand.
•	Offsetting these trends were continued strength in law enforcement applications as well as strong growth in Asia.
•	The Digital Evidence Solutions product suite introduced last September for surveillance and evidence management applications continues to be well received and we anticipate additional revenue growth from government agencies and other customers throughout the year.
•	In addition, we expect to see hardware refresh opportunities continue in 2012.

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Qumu

•	Qumu sales in the first quarter were below the expectations we established in October when we acquired the business. However we have identified the issues that constrained our momentum in Q4 and Q1 and we are working to address them.
•	During the first quarter, we took steps to reinvigorate Qumu sales through improved execution and lead generation.
o	We initiated Qumu marketing campaigns, updating and adding relevant white papers, beefing up our social media tools and enhancing our marketing analytics.
o	We recently hired inside sales representatives to help qualify leads generated from our campaigns.
o	And, after only one full quarter of operation, our new European sales team has built up a promising pipeline of opportunities.
•	Qumu’s product development team continued to execute well with its emphasis on industry-leading enhancements. Qumu recently introduced Pathfinder, a patent pending technology that guarantees all users of streaming video receive a quality viewing experience regardless of their location or device.
•	We remain confident in Qumu’s market opportunity, its products and the team.
•	The avalanche to video as a communications tool in the enterprise is still ahead of us and the challenges of providing a positive, secure user experience will accelerate over the next year as companies struggle to implement video strategies. Qumu offers an excellent solution.
•	With the leads we see now coming into the pipeline and the strengthening of our marketing efforts and sales operations, we expect to see improved traction throughout 2012.
•	We continue to anticipate significant growth in contracted commitments from Qumu in 2012.

Signal

•	Turning now to Signal…
•	We achieved another major milestone in our corporate transformation with the recent introduction of our Signal Online Publishing product. Signal’s initial implementation is an easy to use SaaS platform that can push content securely to nearly any tablet or PC for online or offline viewing.
•	We first announced our intentions to develop Signal in the first quarter of 2011 as a way to bridge our disc publishing customers to online publishing. But the platform has expanded beyond our initial vision and its capabilities are ideal to meet the needs of a much larger market beyond our Disc Publishing customer base.
o	Customers need secure content publishing and delivery to tablets and PCs within the enterprise and to the extended enterprise.
o	They need the ability to ensure a high quality user experience even when Internet access or bandwidth is limited.
o	In addition, our customers need to control access to their content by applying access control policies that protect the content as it travels outside their organization.
o	Finally, publishers are working with all kinds of content, from documents and images to audio and video and they expect it to work on a multitude of devices, including PCs, tablets and smartphones.

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•	Signal is the solution to these needs, providing total content access control.
o	With Signal, customers can push content directly to their employees, partners, suppliers and customers while applying security and usage policies that strictly manage its use, even when the content is resident on subscribers’ devices and disconnected from the Internet.
•	Publishers choose which devices can receive their content, how long it is available, and the desired sequence of playback. They can change, grant or revoke usage policies and optionally delete content from subscribed devices.
•	Sharing of content, intentional or otherwise, is eliminated and outdated content can be replaced with new content automatically.
•	Signal also provides viewing analytics to the publisher, facilitating data driven, intelligent business decisions.
•	The product’s publishing wizard enables non-technical business users to efficiently publish content in the correct format the first time and every time.
•	The platform has patent pending security features to ensure content remains safe and confidential. The security policies are in force regardless of whether the device is online or offline.
•	It will initially be introduced as a SaaS-based product, giving organizations the flexibility to scale quickly and publish content globally. Customers can install and use Signal in a matter of minutes, regardless of the content size or number of subscribers.
•	The response so far to Signal has been extremely positive.
•	This product will address many of the applications of our existing disc publishing customers. Our initial market focus is on pre release content publishing for the media and entertainment sector. We are also very excited about new market opportunities securing business content and intellectual property to tablets for companies publishing to the extended enterprise or challenged by the “bring your own device” trend. The product has been released for general availability and we expect to begin to generate sales of Signal in the second half of the year.
•	With the establishment now of our three platforms – Qumu, Signal and disc publishing, we believe Rimage is in a unique position to offer a comprehensive solution to the content delivery needs of enterprises worldwide, both legacy and emerging applications.

Maximizing Shareholder Returns

•	Finally, as demonstrated during 2011, we remain committed to maximizing shareholder value through dividends and a stock buyback program.
•	During the first quarter, we paid out $1.7 million in dividend payments.
•	This week, our Board of Directors approved a $0.17 per share dividend payable on June 15, 2012 to shareholders of record on May 31. This represents a 7% yield based on the current stock price.
•	We did not buy back any shares in the first quarter but we have been opportunistically buying shares in the second quarter under our share repurchase program.
•	With that, I’d like to turn the call over to Jim for a review of our first quarter financial performance and our outlook for the second quarter of 2012. Jim.

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James R. Stewart

•	Thanks, Sherman.
•	I’d like to begin with a more detailed discussion of our revenues.
•	Sales of digital publishing equipment in the first quarter decreased 9% from the first quarter of 2011, the result of a decline in sales of hardware to the retail market and weak sales in Europe. Disc publishing equipment represented 33% of total sales in the recent first quarter, the same as the first quarter last year.
•	Recurring revenues, which include sales of printer ribbons and cartridges, parts, and optical media, as well as service contracts, were down 19% from last year. Recurring revenues represented 59% of total company revenues in the first quarter compared with 67% in the prior year.
•	Sales of consumable supplies decreased 28% from the prior year’s quarter, which, as Sherman discussed, reflected the comparison against an especially strong first quarter in 2011 when our customers increased inventories due to supply disruption concerns caused by the Japan tsunami and generally high retail consumable sales from our expanded retail footprint.
•	Disc Publishing service revenues, consisting primarily of sales of maintenance contracts, increased 13% in the quarter, driven by strong maintenance renewals and higher new contract billings.
•	Evidence management solutions revenues were also strong in the first quarter increasing more than 200% from last year and totaling approximately $1.1 million. This is especially impressive as the first quarter is usually a seasonally weak quarter for this product line.
•	Qumu revenues totaled $1.4 million in the first quarter. We expect Qumu contracted commitments to grow significantly in the second quarter. We define contracted commitments as the dollar value of signed customer purchase commitments.
•	International sales decreased 9% from the first quarter of 2011. One third of this decline was due to foreign currency translation impacts. International sales in the quarter were 38% of total sales, the same as the percentage in the first quarter of 2011.
•	Sales in Europe remained weak reflecting the continued economic slowdown in the region.
•	Sales in Asia Pacific were a highlight, growing 12% from the prior year with Japan showing good growth and strength in a number of other Asian countries outside of Japan.

Margins, Expenses, Bottom-line

•	Moving down the income statement, the gross margin was 49% in the first quarter, compared with 50% last year. The margin was negatively impacted by low margins for Qumu due to its low sales volume. Disc publishing margins were approximately the same in the recent quarter as the prior year.
•	The increase in operating expenses to $12.5 million compared with $8.5 million last year was as expected and reflected the addition of Qumu. Qumu expenses totaled $3.9 million in the recent first quarter, including approximately $0.2 million of intangible amortization.
•	R&D expenses were $3.1 million in the quarter. Excluding Qumu, R&D expenses totaled $1.8 million compared with $1.6 million in the first quarter last year. The increase was due to higher spending on Signal product development.

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•	First quarter SG&A expenses were $9.4 million, including $0.2 million amortization expense. Excluding Qumu, SG&A expenses were slightly below first quarter 2011 at $6.8 million compared to $6.9 million last year.
•	The effective tax rate was approximately 42% in the first quarter – higher than the statutory rates due to the fixed dollar impact of standard tax adjustments on our current lower levels of income.
•	We now expect a 2012 tax rate slightly above 40%.
•	The net loss in the quarter was $1.7 million, or 17 cents per share, in line with the quarterly guidance we provided in February.

Cash

•	Cash and investments totaled $67 million at the end of March, compared with $70 million at the end of December. During the first quarter:
o	We used $1.7 million for dividend payments
o	We used $1.0 million to increase inventory, and
o	We used $1.2 million for capital expenditures
•	This cash usage was partially offset by the cash benefits from other working capital improvements.

2Q Guidance

•	Now turning to our financial outlook for the second quarter…
•	We expect revenues to be between $19 and $21 million.
•	We expect a net loss of between $(0.15) and $(0.17) per share.
•	Excluding the amortization related to Qumu intangibles, we expect the non-GAAP net loss to be between $(0.12) and $(0.14) per share.
•	For the full year 2012, we expect overall revenue growth. We anticipate disc publishing revenues to decline by low single digits, but Qumu contracted commitments to grow significantly from 2011.
•	We expect to generate cash flow from operations at levels slightly below 2011.
•	We also expect to continue to return cash to shareholders. We anticipate dividend payments for the year of approximately $7 million. In addition, we have more than 347,000 shares remaining under the current share repurchase authorization.

•	That concludes our formal remarks.
•	Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

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